FILED 05 MAR 21 PM 2:55 SECRETARY OF STATE TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
NATIONAL INVESTMENT MANAGERS INC.
Document Number F28396

Pursuant to the provisions of Section 607.1006, Florida Statutes, National Investment Managers Inc., a Florida Profit Corporation (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED:

"Article IV - Capital Stock" which appears in the Corporation's Articles of Incorporation, as amended, be and hereby is deleted in its entirety and substituted with the following:

"ARTICLE IV – CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 110,000,000 shares, consisting of (a) 100,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and (b) 10,000,000 shares of blank check preferred stock, par value $.001 per share (the "Blank Check Preferred"). Series of the Blank Check Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Blank Check Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

(1) DESIGNATION. Four Million (4,000,000) of the shares of Blank Check Preferred Stock are designated Series A 12% Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series A Preferred Stock") with the rights, preferences and privileges specified herein.

(2) DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to receive, when, if and as declared by the Corporation's Board of Directors, out of funds legally available therefor, cumulative dividends payable as set forth in this Section 2.

(a) Dividends on the Series A Preferred Stock shall accrue and shall be cumulative from January 1, 2005 (the "Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation. Until paid, the right to receive dividends on the Series A Preferred Stock shall accumulate, and, if and as declared, shall be payable in arrears, semi-annually on June 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on June 30, 2005 (the "Initial Dividend Payment Date") except that if such Dividend Payment Date is not a business day, then the Dividend Payment Date will be the immediately preceding business day. Dividends on the Series A Preferred Stock may be paid, at the election of the Corporation, either (i) in cash, or (ii) in registered common stock, par value $0.001 per share, of the Corporation valued at 98% of the volume-weighted average price of such common stock for the twenty (20) trading days immediately preceding the record date. Each such dividend declared by the Board of Directors on the Series A Preferred Stock shall be paid to the

Directors on the Series A Preferred Stock shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the record date which shall be the business day next preceding a Dividend Payment Date. Dividends in arrears for any past dividend period may be declared by the Board of Directors of the Corporation and paid on shares of the Series A Preferred Stock on any date fixed by the Board of Directors of the Corporation, whether or not a regular Dividend Payment Date, to holders of record of shares of the Series A Preferred Stock as they appear on the Corporation's stock register on the record date. The record date, which shall not be greater than five (5) days before such Dividend Payment Date, shall be fixed by the Board of Directors of the Corporation. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

(b) The dividend rate (the "Dividend Rate") on each share of Series A Preferred Stock shall be twelve percent (12%) per share per annum on $0.50 (the "Stated Value" for each share) for the period from the Date of Original Issue until the Initial Dividend Payment Date and for each dividend period thereafter, which shall commence on the last day of the preceding dividend period and shall end on the next Dividend Payment Date, and shall be at the Dividend Rate on such Stated Value. The amount of dividends per share of the Series A Preferred Stock payable for each dividend period or part thereof shall be computed by multiplying the Dividend Rate for such dividend period by a fraction, the numerator of which shall be the number of days in the dividend period or part thereof on which such share was outstanding and the denominator of which shall be 365 and multiplying the result by the Stated Value.

(c) No dividends shall be declared or paid or set apart for payment on the shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), or any other class or series of capital stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Preferred Stock through the most recent Dividend Payment Date. If full cumulative dividends have not been paid on shares of the Series A Preferred Stock, all dividends declared on shares of the Series A Preferred Stock shall be paid pro rata to the holders in proportion to the full accrued but unpaid dividends attributable to each such holder's Series A Preferred Stock. No dividend on any other class or series of capital stock of the Corporation shall be paid unless, at the time of such payment, all accrued dividends on the Series A Preferred Stock have been paid.

(3) *LIQUIDATION.*

(a) Preference. Subject to the rights of series of Preferred Stock which may from time to time come into existence, in the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to two times the Stated Value per share of Series A Preferred Stock, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise

entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution in Section (3)(a) and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Deemed Liquidation. For purposes of this Section (3), a liquidation, dissolution or winding up of the Corporation shall be deemed to occur upon the occurrence of a Sale Event. A "Sale Event" shall mean: (a) a sale of all or substantially all the assets of the Corporation to a person or entity other than an affiliate of the Corporation (as defined in Rule 405 of the Securities Act of 1933); (b) a merger, reorganization or consolidation in which the direct or indirect holders of the Corporation's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; or (c) the sale of outstanding securities of the Corporation to a person or entity other than an affiliate of the Corporation or any other transaction or series of related transactions where the direct or indirect owners of the Corporation's outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction.

(4) CONVERSION.

(a) Right to Convert. Each holder of shares of Series A Preferred Stock shall have the right at any time, at such holder's option, to convert all or any whole number of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Stated Value of the shares of Series A Preferred Stock to be converted plus any accrued but unpaid dividends thereon, whether or not declared or currently payable, to the date of conversion, by (ii) the Conversion Price (as hereinafter defined) then in effect for such Series A Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series A Preferred Stock. The number of shares of the Common Stock to be issued thereon shall be rounded to the nearest whole share.

(b) Mechanics of Conversion. The holder of the shares to be converted shall surrender the certificate or certificates therefor, duly endorsed (or an affidavit of lost share certificate and indemnity, in form reasonably acceptable to the Corporation), at the principal office of the Corporation or of any transfer agent for such stock, and shall deliver a written notice, in the form attached hereto as Exhibit A, to the Secretary of the Corporation at the Corporation's principal office stating the number of such shares of Series A Preferred Stock to be converted. Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate for the number of shares of the Common Stock to which such holder shall be thereby entitled. In addition, if less than all the shares represented by such certificate(s) are surrendered for conversion, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series A Preferred Stock not so converted. The effective date of such conversion shall be the close of business on the later of the date on which a proper notice is received by the Secretary of the Corporation or the date the duly endorsed certificate(s) is (are) received

by the Corporation or the transfer agent, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such effective date.

(c) Conversion Price. The initial conversion price for the Series A Preferred Stock shall be $0.50 per share of Common Stock, such conversion price to be subject to adjustment in accordance with the provisions of this Section 4. Such conversion price in effect from time to time, as adjusted pursuant to this Section 4, is referred to herein as a "Conversion Price." All of the remaining provisions of this Section 4 shall apply separately to each Conversion Price in effect from time to time with respect to Series A Preferred Stock.

(d) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Adjustments to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Corporation at any time after the first issuance of a share of Series A Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), or any similar transaction, then, and in each such case, the Conversion Price in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted by multiplying the Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event.

(f) Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of shares of Series A Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation, but not otherwise, then, and in each such case, each outstanding share of the Series A Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series A Preferred Stock would have been convertible pursuant to Section (4)(c) above immediately before the

effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(g) Adjustments for Certain Issuances of Common Stock or Securities Convertible into or Exchangeable for Common Stock. If the Corporation shall issue any Common Stock or securities exercisable for or convertible into Common Stock other than Excluded Stock (as defined below), for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Paragraphs 4(e) and (f)), the Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Paragraph 4(g)) be adjusted to a price equal to the quotient obtained by dividing:
an amount equal to the sum of

(x) the total number of shares of Common Stock outstanding on a Fully-Diluted Basis (as defined below) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

(y) the consideration received by the Corporation upon such issuance, by the total number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to such issuance plus the number of shares of Common Stock so issued (or the number of shares of Common Stock issuable upon exercise or conversion of the other securities so issued).

For the purposes of this Paragraph 4(g), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the board of directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the Corporation as follows: If traded on a securities exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing. If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing;

(3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded

Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock):

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of

only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

For purposes of this Paragraph 4(g), the following definitions shall apply:

"Excluded Stock" means (i) all shares of Common Stock issued and outstanding on the date this document is filed with the Florida Secretary of State; (ii) all shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; (iii) all shares of Common Stock issued or issuable upon conversion of warrants issued to holders of Series A Preferred Stock contemporaneously with the issuance of the shares of Series A Preferred Stock; (iv) any dividends paid in shares of Common Stock to the holders of Series A Preferred Stock; (v) shares of Common Stock or other securities exercisable therefor issued or issuable to officers, directors, consultants or employees of the Corporation pursuant to pursuant to any employee stock option plan, stock bonus plan, stock purchase plan or other similar plan approved by the Board or otherwise to any employee, officer or consultant of or to the Corporation if approved by the Board; (vi) shares of Common Stock or other securities convertible, exchangeable or exercisable therefor in connection with any merger or acquisition to which the Corporation is a party; and (vii) shares of Common Stock or other securities issued or issuable to lessors, lenders, or licensors to the Corporation upon approval by a majority of the board of directors.

"Fully-Diluted Basis" means, as of any date, the number of shares of Common Stock actually issued and outstanding, plus an amount equal to the number of shares of Common Stock that would be outstanding after giving effect to the exercise or conversion of all options, warrants or other convertible securities.

(h) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Price immediately upon (i) the written approval of holders of a majority of the then-outstanding shares of Series A Preferred Stock or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities of the Corporation in which the aggregate gross proceeds attributable to sales for the account of the Corporation are not less than $10,000,000.

(i) Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

(j) Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Paragraph 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts

upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

(5) NOTICES. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series A Preferred Stock shall be deemed given when mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

(6) VOTING RIGHTS. In all matters that may come before the Corporation's shareholders, each share of the Common Stock shall entitle its holder to one vote and each share of the Series A Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of the Common Stock that such share would be converted into pursuant to Section (4) above if it were so converted as of the close of business on the record date fixed for any meeting of the shareholders of the Corporation or, if no such record date is established, the date such vote is taken or any written consent of the shareholders of the Corporation is solicited. Except as required by the Florida Business Corporation Act, the holders of the Series A Preferred Stock and the Common Stock shall vote together as a single class and not as separate classes.

(7) STATUS OF CONVERTED STOCK. In the event any shares of the Series A Preferred Stock shall be converted pursuant to Section (4) above, the shares so converted shall be canceled and shall revert to the Corporation's authorized but unissued Preferred Stock.

EXHIBIT A

FORM OF CONVERSION NOTICE

The undersigned hereby irrevocably elects to convert the number of shares of Series A 12% Cumulative Convertible Preferred Stock (the "Preferred Stock") indicated below into shares of common stock, par value $.001 per share (the "Common Stock"), of NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "Corporation"), according to the Certificate of Designations of the Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. A copy of the certificate representing the Preferred Stock being converted is attached hereto.

____

Date to Effect Conversion

____

Number of shares of Preferred Stock owned prior to Conversion

____

Number of shares of Preferred Stock to be Converted

____

Stated Value of Preferred Stock to be Converted

____

Amount of accumulated and unpaid dividends on shares of Preferred Stock to be Converted

____

Number of shares of Common Stock to be Issued (including conversion of accrued but unpaid dividends on shares of Preferred Stock to be Converted)

____

Applicable Conversion Price

____

Number of shares of Preferred Stock owned subsequent to Conversion

Conversion Information: [NAME OF HOLDER]

By:______________________________
Name:
Title:

Address of Holder:

____

____

Issue Common Stock to (if different than above):

Name:______________________________

Address:______________________________

____

The date of the amendment's adoption is March 15, 2005.

The amendment was approved by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned have executed this certificate as of this 21st day of March 2005.

NATIONAL INVESTMENT MANAGERS INC.

By: [signature]
Leonard Neuhaus, Chief Financial Officer

H05000093286 3

ARTICLES OF CORRECTION

for

National Investment Managers Inc.
(Name of Corporation as currently filed with the Florida Dept. of State)

F28396
(Document Number (if known))

FILED
05 APR 15 PM 2:29
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These Articles of Correction correct Art. of Amendment to Art. of Incorporation, (Document Type)

filed with the Department of State on March 21, 2005 (File Date of Document).

Specify the inaccuracy, incorrect statement, or defect:

The first sentence of Article IV - "Capital Stock" Subsection 2(a) indicates "Dividends on the Series A Preferred Stock shall accrue and shall be cumulative from January 1, 2005 (the "Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation".

Correct the inaccuracy, incorrect statement, or defect:

The first sentence of Article IV - "Capital Stock" Subsection 2(a) is hereby amended and restated in its entirety to read as follows "Dividends on the Series A Preferred Stock shall accrue and shall be cumulative from December 13, 2004 (the "Date of Original Issue"), whether or not earned or declared by the Board of Directors of the Corporation".

Leonard Neuhaus
(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary)

Leonard Neuhaus
(Typed or printed name of person signing)

Chief Financial Officer
(Title of person signing)

Filing Fee: $35.00

H05000093286 3